Exhibit 99
Titan International, Inc. Closes Private Placement of Convertible Senior Subordinated Notes due 2017
QUINCY, Ill., December 21, 2009 — Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) announced today the closing of its offering of $172.5 million principal amount of 5.625% Convertible Senior Subordinated Notes due 2017 (the “Notes”), which included the exercise in full of the initial purchasers’ option to purchase $22.5 million principal amount of additional Notes to cover over-allotments. The Notes were offered and sold in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended and to other investors pursuant to another applicable exemption from registration.
Titan received net proceeds from the offering of approximately $166.1 million after deducting initial purchasers’ discounts and estimated offering expenses. Titan intends to use the proceeds from the offering for general corporate purposes, including financing potential future acquisitions and repayment of existing debt obligations.
The Notes will bear cash interest semiannually at an annual rate of 5.625%. Upon conversion, the Company will deliver a number of shares of its common stock as described in the offering circular. The initial base conversion rate for the Notes will be 93.0016 shares of Titan common stock per $1,000 principal amount of Notes, equivalent to an initial base conversion price of approximately $10.75 per share of Titan common stock. If the price of Titan common stock at the time of determination exceeds the base conversion price, the base conversion rate will be increased by an additional number of shares (up to 9.3002 shares of Titan common stock per $1,000 principal amount of Notes) as determined pursuant to a formula described in the offering circular. The base conversion rate will be subject to adjustment in certain events. The initial base conversion price represents a premium of 37.5% relative to the December 15, 2009, closing sale price of Titan common stock.
Titan will have the right to redeem the Notes in whole or in part at a specified redemption price on or after January 20, 2014 if the closing sale price of its common stock exceeds 130% of the base conversion price then in effect for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day immediately prior to the date of the redemption notice. The Notes will be subordinated in right of payment to Titan’s existing 8% senior notes due 2012.
This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes and the shares of common stock of Titan, if any, issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.
Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2008. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.
Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.